EXHIBIT 99

MEDIA CONTACT:	INVESTOR CONTACT:
Connie Pautz Corporate Communications Director Hutchinson Technology 320-587-1823	Darlene Polzin Investor Relations Director Hutchinson Technology 320-587-1605

HUTCHINSON TECHNOLOGY SECOND QUARTER EARNINGS PER SHARE TOTAL $0.51

HUTCHINSON, Minn., April 21, 2005 -— Hutchinson Technology Incorporated (Nasdaq/NMS: HTCH) today reported net income of $15,137,000, or $0.51 per diluted share, on net sales of $158,043,000 for its fiscal second quarter ended March 27, 2005. In the fiscal 2004 second quarter, the company reported net income of $9,598,000, or $0.33 per diluted share, on net sales of $113,354,000.

For the 26 weeks ended March 27, 2005, the company reported net income of $28,582,000, or $0.98 per diluted share, on net sales of $303,661,000. In the comparable fiscal 2004 period, the company reported net income of $27,819,000, or $0.92 per diluted share, on net sales of $246,990,000.

Wayne M. Fortun, Hutchinson Technology’s president and chief executive officer, said the company’s second quarter performance benefited from strong demand industry wide. “Demand in the second quarter again exceeded our initial expectations for the period, with shipment volumes growing progressively over the course of the quarter,” said Fortun. “In addition, we also benefited from our leadership positions in disk drive market segments where demand has been especially strong, such as higher capacity disk drives for enterprise applications, including near-line storage, and disk drives for higher capacity consumer electronic applications, such as personal video recorders.”

The company shipped approximately 181 million suspension assemblies in the 2005 second quarter, up 42 percent from the 2004 second quarter and 3 percent from the 2005 first quarter. Overall average selling prices for suspension assemblies in the 2005 second quarter were $0.85 compared with $0.82 in the preceding quarter. TSA suspension assemblies accounted for approximately 90 percent of units shipped during the quarter. Sales of suspension assembly components to other manufacturers accounted for approximately 3 percent of second quarter net sales.

Disk drive industry observers currently project that disk drive shipments for calendar 2005 will increase by about 20 percent compared with 2004. In addition, Hutchinson Technology believes the average number of suspension assemblies used per disk drive will increase to about 2.7 per drive in calendar 2005 compared with 2.4 per drive in calendar 2004. Increased demand for higher capacity drives, coupled with a slower rate of improvement in data density, tends to

2—Hutchinson Technology Reports Second Quarter Results

result in more disks, heads and suspensions per disk drive. The forecasted growth in 2005 disk drive shipments and in suspension assemblies used per disk drive is expected to result in a worldwide calendar 2005 increase in suspension assembly shipments of about 30 percent.

To meet expected demand growth, Hutchinson Technology plans to increase manufacturing capacity from approximately 15 million suspension assemblies per week to 20 million units per week by the end of its current fiscal year. As previously reported, the company has increased its planned fiscal 2005 capital spending budget to $220 million from $120 million to support capacity expansion. Hutchinson Technology expects to fund its 2005 capital spending from operations and from its current cash, cash equivalents and securities held for sale.

The company’s gross margin was 30 percent in both the fiscal 2005 second quarter and the comparable 2004 quarter and 28 percent in the fiscal 2005 first quarter. Compared with the 2005 first quarter, the gross margin benefit of the higher volume in the 2005 second quarter was partially offset by higher depreciation expense and higher costs for expedited production and shipping of products to our customers.

The company generated approximately $62.1 million in cash from operations during the fiscal 2005 second quarter. At quarter end, the company’s cash, cash equivalents and securities held for sale totaled approximately $281.6 million compared with $258.1 million at the end of fiscal 2004.

For its fiscal 2005 third quarter, the company currently expects suspension assembly shipments to range from 190 to 200 million units. Overall average selling prices are expected to range from $0.85 to $0.90 generating net sales of approximately $175 to $185 million. The company is expecting fiscal 2005 third quarter gross margins of 30 to 32 percent resulting in net income per diluted share of $0.60 to $0.70.

Hutchinson Technology is the leading worldwide supplier of suspension assemblies for disk drives. Hutchinson Technology’s BioMeasurement Division provides health professionals with simple, accurate methods to measure the oxygen in tissue.

3—Hutchinson Technology Reports Second Quarter Results

This announcement contains forward-looking statements regarding demand for and shipments of the company’s products, the company’s manufacturing capacity and funding of capital expenditures, the number of suspensions assemblies used per disk drive and worldwide suspension assembly shipments, results of operations and operating performance. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, the company’s ability to produce suspension assemblies with features at levels of precision, quality, variety, volume and cost its customers require, changes in product mix, changes in required investment to increase manufacturing capacity, changes in expected data density and other factors described from time to time in the company’s reports filed with the Securities and Exchange Commission.

The company will conduct a conference call and webcast for investors beginning at 5:00 p.m. Central Time (CT) on April 21, 2005. Individual investors and news media may participate in the conference call via the live webcast. The webcast will be available through the Investor Relations page on Hutchinson Technology’s web site at www.htch.com. Webcast participants will need to complete a brief registration form and should allot extra time before the webcast begins to register and, if necessary, download and install audio software. A replay of the call will be available beginning at approximately 7:00 p.m. CT on April 21 until midnight CT Monday, April 25. To access the replay, dial 800-405-2236 and enter 11026744# at the reservation number prompt.

(Summarized financial data and financial statements follow)

4—Hutchinson Technology Reports Second Quarter Results

Hutchinson Technology Incorporated
(Nasdaq/NMS: HTCH)

	Second Quarter Ended
	March 27, 2005	March 28, 2004
Net sales	$158,043,000	$113,354,000
Gross profit	$47,688,000	$33,789,000
Income from operations	$18,213,000	$10,539,000
Net income	$15,137,000	$9,598,000

Net income per common share:
Basic	$0.60	$0.37
Diluted	$0.51	$0.33

Weighted average common and common equivalent shares outstanding:
Basic	25,184,000	26,031,000
Diluted	30,819,000	31,754,000

	Twenty-Six Weeks Ended
	March 27, 2005	March 28,2004
Net sales	$303,661,000	$246,990,000
Gross profit	$88,638,000	$77,075,000
Income from operations	$32,738,000	$32,283,000
Net income	$28,582,000	$27,819,000

Net income per common share:
Basic	$1.14	$1.07
Diluted	$0.98	$0.92

Weighted average common and common equivalent shares outstanding:
Basic	24,971,000	25,988,000
Diluted	30,571,000	31,771,000

	At March 27, 2005	At Sept. 26, 2004
Total assets	$757,302,000	$688,392,000
Cash and cash equivalents	$50,112,000	$33,704,000
Securities available for sale	$231,465,000	$224,356,000
Total shareholders’ investment	$519,923,000	$473,552,000

(Financial statements follow)

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations – Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	March 27,	March 28,	March 27,	March 28,
	2005	2004	2005	2004
Net sales	$158,043	$113,354	$303,661	$246,990
Cost of sales	110,355	79,565	215,023	169,915

Gross profit	47,688	33,789	88,638	77,075
Research and development expenses	8,301	6,819	15,919	11,674
Selling, general and
administrative expenses	21,174	16,431	39,981	33,118

Income from operations	18,213	10,539	32,738	32,283
Interest expense	(587)	(878)	(1,241)	(1,806)
Interest Income	1,483	1,198	2,705	2,143
Other income, net	1,074	990	2,303	1,724

Income before income taxes	20,183	11,849	36,505	34,344
Provision (benefit) for income taxes	5,046	2,251	7,923	6,525

Net income	$15,137	$9,598	$28,582	$27,819

Basic earnings per share	$0.60	$0.37	$1.14	$1.07

Diluted earnings per share	$0.51	$0.33	$0.98	$0.92

Weighted average common
shares outstanding	25,184	26,031	24,971	25,988

Weighted average common
and diluted shares outstanding	30,819	31,754	30,571	31,771

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets — Unaudited
(In thousands, except shares data)

	March 27,	September 26,
ASSETS	2005	2004
Current assets:
Cash and cash equivalents	$50,112	$33,704
Securities available for sale	231,465	224,356
Trade receivables, net	76,692	69,073
Other receivables	9,241	7,272
Inventories	35,852	35,319
Deferred tax assets	7,325	9,415
Prepaid taxes and other	4,976	5,657

Total current assets	415,663	384,796
Property, plant and equipment, net	252,815	213,761
Deferred tax assets	68,499	68,211
Other assets	20,325	21,624

	$757,302	$688,392

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$44,791	$29,310
Accrued expenses	14,821	12,759
Accrued compensation	25,010	19,816

Total current liabilities	84,622	61,885
Convertible subordinated notes	150,000	150,000
Other long-term liabilities	2,757	2,955
Shareholders’ investment:
Common stock $.01 par value, 100,000,000 shares
authorized, 25,222,000 and 24,394,000
issued and outstanding	252	244
Additional paid-in capital	382,080	363,786
Accumulated other comprehensive income	(1,101)	(588)
Accumulated earnings	138,692	110,110

Total shareholders' investment	519,923	473,552

	$757,302	$688,392

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows – Unaudited
(Dollars in thousands)

	Twenty-Six Weeks Ended
	March 27,	March 28,
	2005	2004
Operating activities:
Net income	$28,582	$27,819
Adjustments to reconcile net income to
cash provided by operating activities:
Depreciation and amortization	29,706	28,562
Benefit for deferred taxes assets	5,744	7,083
Loss on disposal of assets	11	141
Changes in operating assets and liabilities	9,854	324

Cash provided by operating activities	73,897	63,929

Investing activities:
Capital expenditures	(64,252)	(38,181)
Purchases of marketable securities	(93,257)	(247,003)
Sales of marketable securities	85,878	277,615

Cash used for investing activities	(71,631)	(7,569)

Financing activities:
Repayments of long-term debt	—	-
Repayments of capital lease obligation	—	-
Net proceeds from issuance of convertible subordinated notes	-	-
Net proceeds from issuance of common stock	14,142	2,753

Cash provided by (used for) financing activities	14,142	2,753

Net increase in cash and cash equivalents	16,408	59,113
Cash and cash equivalents at beginning of period	33,704	67,505

Cash and cash equivalents at end of period	$50,112	$126,618

Hutchinson Technology Incorporated
Earnings Per Share Calculation — Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	March 27,	March 28,	March 27,	March 28,
	2005	2004	2005	2004
Net income (A)	$15,137	$9,598	$28,582	$27,819
Plus: interest expense on convertible
subordinated notes	1,008	1,007	2,017	2,014
Less: additional profit sharing expense and
income tax provision	328	273	596	545

Net income available to common shareholders (B)	$15,817	$10,332	$30,003	$29,288

Weighted average common shares outstanding (C)	25,184	26,031	24,971	25,988
Dilutive potential common shares	5,635	5,723	5,600	5,783
Weighted average common and diluted shares

outstanding (D)	30,819	31,754	30,571	31,771

Basic earnings per share [(A)/(C)]	$0.60	$0.37	$1.14	$1.07
Diluted earnings per share [(B)/(D)]	$0.51	$0.33	$0.98	$0.92